Exhibit 99.2

Conference Call Transcript

HOST: Good morning. And welcome to PRA International’s earnings guidance conference call. This conference call today as well as the press release contains forward-looking statements that are subject to risks and uncertainties relating to PRA International’s future financial and business performance, including estimates of net income and service revenue, as well as any other predictive statements dependent on future events or conditions, or that include words such as “expectations,” “estimates” or similar expressions of futurity. You should not place undue reliance on any forward-looking statements, which represent the Company’s estimates only as of the date of this news release and conference call and are not intended to give any assurance as to actual future results.

Factors that might cause future results to differ include: the amount of non-cash stock option expense, which will depend on the Company’s stock price and fluctuations in that price over time, general economic and business conditions. PRA’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions the Company believes to be reasonable based upon available information, they are subject to risks and uncertainties that are described more fully in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the prospectus dated November 17, 2004. This document can be accessed in the SEC’s EDGAR database found at www.sec.gov. Please note that PRA assumes no obligation to update any of the forward-looking statements in today’s release or conference call, except as required by applicable securities laws.

Now that I’ve gotten that over, I’ll introduce you to today’s host, Pat Donnelly, who’s the President and CEO, and Matt Bond, Senior Vice President and CFO. At this point I’d like to turn the call over to Pat.

PAT DONNELLY: Thank you, Kathy, and good morning, everyone. I’d like to welcome all of you to our first conference call as a public company. Presenting here with me today is Matt Bond, PRA’s Chief Financial Officer. In scanning the participant list for this call, it appeared that both Matt and I had an opportunity to meet with many of you during our recent IPO road show. I look forward to continuing to build on the relationships we began to cultivate on the road last year. And I would also like to extend a special welcome to those on the line that may just now be learning about us at PRA. I want all of you to know that we place a high premium on communicating regularly with our shareholder base and Company followers. And you can expect to hear from us often as we go forward.

I will begin with a recap of the 2005 and 2006 guidance we provided in this morning’s release. I will provide PRA’s new business award and cancellation information for both the fourth quarter and the 2004 calendar year. I will then turn things over to Matt Bond for a detailed walk-through of the guidance before opening the call up to your questions. To echo Kathy’s own cautionary language at the outset of this call, please note that the guidance and supporting metrics we will discuss on this call are being presented prior to the completion of our 2004 financial audit. We plan to have an earnings release call on February 23. In light of that, we are confident in our numbers based on historical performance patterns. In addition, please bear in mind that our diluted net income per common share guidance numbers exclude non-cash stock option expenses. We believe that this is useful in providing a more comparable picture of our true financial condition and outlook.

Looking at the release, you’ll see that for 2005 net income we are guiding towards a range of $1.18 to $1.22 per diluted common share. With net revenue expected for 2005 to be within a range of $308 million to $312 million. For the 2006 year, net income is expected to be within a range of a $1.37 to $1.43 per diluted common share with net revenue expected to be within the range of $345 million to $355 million. Moving back from these numbers, total new business awards in the fourth quarter, I am pleased to announce, were a record $163.6 million. Of that number, one award, with a total potential value of over $50 million, is especially worth noting as we expect the majority of the work on that program to commence in early 2007. Cancellations in the quarter were $19.4 million. For all of 2004 we added 43 new clients and new business awards totaled $427.4 million with annual cancellations of $61.2 million. Total from proposals submitted in 2004 increased 22% to $1.25 billion compared to just over $1 billion in 2003.

Phase II and III activity continue to make up the large majority of our business, though we were encouraged by a record high new business awards as well in our Phase I clinic area. But it remains a proportionately small piece of our overall business. We continue to pursue opportunities in Phase I and we look forward to steady growth ahead. In addition, recent high profile drug safety issues have placed a renewed emphasis on Phase IV and comprehensive drug safety reviews along all phases of development within the industry, which we believe will benefit our global risk management practice.

Globally, we continue to identify and pursue opportunities with additional infrastructure in place in key markets in Asia and South America. We are beginning to leverage the piece we have put — the pieces we have put in place both in those areas as well as in our other global expansion targets. New global projects awarded in 2004 totaled 47 compared to 37 in 2003.

Before turning things over to Matt, I will add some color on some of our leading therapeutic areas. We fortified our leading positions within oncology and the central nervous system areas as well, which together comprise about half of the total industry R&D. Taken together, the two practice areas represented approximately two-thirds of our total new business awards in 2004. Our cardiovascular business continues to respond to investments we have made to build up that practice. And then we expect to make further inroads there. We also continue to maintain our leadership position in allergy and respiratory. Our strong expansion within target therapeutic areas illustrates what I believe to be a key differentiating characteristic of PRA. The customer centric culture that is the centerpiece of our project assurance approach.

The project assurance difference is moving PRA more and more toward full program oriented relationships with our clients. We at PRA are building true research partnerships with our clients. We at PRA are gratified by the continuing positive reception we have received within the financial community since going public in 2004. Since pricing at $19 in November, our share is just below 23 as of the close of the market yesterday, despite a very challenging market environment. Our underwriters have also exercised the full over allotment of 900 thousand additional common shares to meet that demand. It is also worth noting that we hold all of our people to very high standards of conduct in regard to the preparation of our performance numbers. And even before going public we had adopted a very conservative stance when it comes to reporting these metrics.

Now to provide additional detail on our financial picture, in light of the guidance we provided today, I will now ask our Chief Financial Officer, Matt Bond, to share some additional comments. Matt?

MATT BOND: Thanks, Pat. Good morning and thank you, ladies and gentlemen, for joining our call this morning. I’m going to focus my comments on certain financial topics to further clarify our press release. First, our service revenue forecast is $308 million to $312 million for 2005 and $345 million to $355 million for 2006. This growth rate is consistent with our guidance from the road show, where we articulated a long-term organic service revenue growth rate of 12% to 14%. In addition, we believe this forecast is consistent with our historical and projected levels of backlog pressure, necessary to drive the business to these revenue targets.

Second, our operating margin forecast is a range of 14.8% to 15.2% for 2005 and a range of 15.3% to 15.9% for 2006. Although our sum operating initiatives is built into our forecast, our guidance is that the majority of this increase in margin will be derived from us continuing to leverage our SG&A cost structure. Beginning in mid 2005, generally accepted accounting principles will require the inclusion of stock option expense in the computation of net income. This expense will depend upon the market price of PRA’s common stock. We are forecasting earnings before non-cash stock options expense cause it’s not possible to forecast our prospective stock prices, which have in the past and could again fluctuate in ways unrelated to the operating performance of our business. In addition, because stock option expense is a non-cash item, we believe that the presentation of our earnings guidance in this manner provides useful information to investors regarding our anticipated results of operations and financial positions and will allow for a more accurate period-to-period comparison.

Third topic is our foreign exchange and our hedging strategy. PRA’s book of business is denominated primarily in three currencies of which 75% is in the U.S. dollar, 18% is in the euro, and the majority of the balance is in sterling. The majority of our contracts have foreign exchange clauses that allow either party to seek remediation if the foreign exchange rates fall outside a predetermined range. We incur expenses in the local currency of the company where we perform services and our hedging strategy has focused on these outflows as a means to protect the Company against potential foreign translation losses. With our more significant expenses occurring in Europe, we have executed a strategy to mitigate the exposure to the euro and the sterling by executing FX contracts for a percentage of our forecasted expenses or outflows in both currencies to protect against further deterioration against the U.S. dollar. We have executed these contracts. We will continue to monitor the situation.

Fourth topic, our effective tax rate forecast. In the forecast periods of 2005 and 2006, we have used a 38% effective tax rate. We are currently looking at certain strategies to bring the rate down over the next two years. Strategies include maximizing the opportunities available to us with our Canadian work force in the Canadian SRED program and monetizing the net operating losses that existed at the time of the CroMedica acquisition. As we progress in the analysis and quantification, we will update you on this topic in subsequent calls.

Next topic is capital expenditures. Capital expenditures for 2005 are forecasted at $12 million to $13 million. The majority of these forecasted expenditures are information technology related and focus on our clinical and data management systems. As we’ve shared on the road show, we traditionally replace or upgrade a different major information technology system at PRA every 18 months. We also have a significant forecasted expenditure related to the furnishings, fixtures, and related items for our new office in Lenexa, Kansas. This is a new, single tenant, build to suit facility. We will be consolidating our current operations, which is located in four buildings, into this new one building. This should come on line in the summer of this year. In cash flow from operations, we’re forecasting between $36 million and $38 million in 2005 as we experience some expansion of our day sales outstanding metric due to market pressures on payment terms. As you know, our DSO has been a negative number in recent quarters.

One more item, let me spend a moment on cancellations for the fourth quarter and the year. We had $19.4 million in cancellations in the fourth quarter, which adds to $61.2 million for the full year of 2004. This level is in line with our expectations for the cancellation rates as a percentage of backlog and new business awards.

That concludes my remarks at this time. And now I will turn the call back to Pat.

PAT DONNELLY: Thanks, Matt. As we move into 2005, we are optimistic about our prospects to garner a good share of new business awards within our markets. Our space is a highly competitive one and the margin for error in gaining these awards is slim. Our people continue to show a keen ability to build relationships with our customer base and consequently garner a bigger footprint at the grassroots or molecular development level. We look forward to sharing more of our successes and progress with you in subsequent calls. We will now open it up to your questions.

HOST: The first question is from Steve Unger with Bear Stearns. Please go ahead, sir.

STEVE UNGER: Hi, good morning, guys.

PAT DONNELLY: Hey, Steve. How are you doing?

MATT BOND: Hey, Steve.

STEVE UNGER: Congratulations on the completion of the offering, first off.

PAT DONNELLY: Thank you.

STEVE UNGER: And then just to start off with, the guidance looks good. But, Pat, I just wanted to just maybe take a step back and since we all didn’t have a full history of your new business generation for ‘04. Maybe take a step back and kind of walk us through sort of each quarter as to how the business environment developed for you guys? I know you’re the most clinically focused of the companies in the group now. So, could you help us out and just to understanding how new business has evolved throughout the year?

PAT DONNELLY: Correct. As you know better than anybody, Steve, the business continues to be somewhat lumpy as far as new business awards. Traditionally in the first quarter it’s typically soft. We, there’s a lot of throughput that comes through as far as RFP volume and a number of things in Q1. We traditionally see a spike in new business in the second quarter. Some of that falls over into Q3. We traditionally at PRA have seen a significant rise in new business awards in the latter part of the year, calendar year that is. And I think we experienced that as well. The other thing that we’re seeing and we continue to see at PRA is just the continuing growth of the biotech side of our business. I think, as we’ve talked on the road show, it represents over 50% of our business. If you look at the Q4 closes, we had a significant growth in biotech again representing almost 40%, almost two-thirds in 2004 of our new business awards being neither from large biotech and small and emerging. So we see that the investments that we made in our therapeutic business development model as well as the continuing calling efforts and our relationships with the biotech market is starting to pay dividends.

STEVE UNGER: Okay. And in terms of the current environment itself then and what you saw in the fourth quarter, would you say that that was, because that was — it appears to me to be a pretty exceptional bookings quarter. Would you say that that was a more normal type quarter for you?

PAT DONNELLY: I would not say that it was a normal. I think it was a record quarter for us. So I think that tells you. But I think we received one award from a large biotech, as I mentioned, in excess of $50 million. That was a full-blown program. We’re seeing more of those. The duration on that is probably an additional year than we typically see. But they’ve decided that we want to do this whole program with PRA. And I think as we see more and more of that with our biotech base of business, we may see the expansion along those lines.

STEVE UNGER: Okay. And when is that program expected to start?

PAT DONNELLY: Well we’ve already started the beginning of that program. But it begins to ramp up into Phase III in 2007.

STEVE UNGER: Okay. And then is that the majority of the revenues is at the end of 2007?

PAT DONNELLY: A large percentage of that award, yes.

STEVE UNGER: Okay. Okay. I understand. And then now that you’re a public company, what changes are occurring in the organization right now? And what do you anticipate occurring within your organization in 2005?

PAT DONNELLY: Well I guess the first one is I’m having this phone call. But I think the great thing about PRA is obviously its staff and its people. I mean as I think a number of you on the call know, we went through three leverage buyouts. I mean the scrutiny by our investors was always there. I think we continue to deliver now for our shareholders in a different way. We’ve obviously started to move into the Sarbox issues and a number of those things, though. I think that we put in place the desire to be ISO certified in 2005. And that was a tremendous, what I will say, foundation for us to move into Sarbox. And we have a number of people that we’ve assigned and put into that group moving forward. Other than that, I mean I think it’s still a little early for us to see how the market reacts to us being a public company. I just did what I’ll term to be a little bit of a West Coast swing with a number of our major clients. People were impressed that what we had achieved on the road show. And I think it’s going to provide us with additional visibility in the marketplace as a CRO.

STEVE UNGER: Okay. And then in the prospectus you mentioned really three areas of growth - additional therapeutic areas, new geographies, and then acquisitions. Could you give us an update as to how all those three stand both in your guidance and where you’re at now?

PAT DONNELLY: Sure. We continue to invest, as I mentioned earlier, along therapeutic lines. It’s a key driver for PRA. As we always say, we lead with science. We have decided at the senior management level to make additional investments from the standpoint of our global product development services offering in the areas of gastrointestinal and also infectious disease. We probably won’t see the fruits of those investments, I imagine, until a little later in the year or early 2006. As it relates to expansion geographically, as I mentioned on the road show, we just expanded into Asia by opening up an office in Taiwan with also capabilities in Hong Kong and Singapore. We’re currently looking to open — we’ve had a number of people on the ground in Argentina and anticipate to open an office mid 2005. As it relates to acquisitions, I think I have to give. We were very focused, needless to say, in the latter half of last year on completing the road show and also other activities that we engaged in. I had to give at least the finance team and the diligence teams at least an afternoon off after that, coupled with the holidays and stuff. So we’ve got to ramp that back up and are looking at a number of opportunities right now as we mentioned in the prospectus, one in particular along regulatory lines, which we’re still doing diligence on.

STEVE UNGER: Okay. Is that in your guidance, the one that was mentioned in the prospectus?

PAT DONNELLY: Yes, but it’s typically it’s not that significant. It’s more of a strategic acquisition for us to augment our regulatory capabilities.

STEVE UNGER: Okay and then just to, a couple of housekeeping items. The revenue growth for ‘05 is 12%. It looks like a flat operating margin is expected, or roughly flat. What would, ideally I guess, be your philosophy on margins? If you have extra profit, are you looking to invest that back into either building a new therapeutic category or a geographic area? How should we think about margins going forward? Or is that an upside opportunity?

MATT BOND: Steve, the way we view the margins is we’re clearly going to reinvest in the business. And Pat’s articulated those areas. And we’re going to also perform and improve our margins. That’s been our philosophy. So in looking at ‘05 and ‘06 you see that we are building in margin improvement primarily from leveraging our SG&A.

STEVE UNGER: Okay. And then just lastly, how should we think about the quarterly EPS trend for 2005, 2006 in terms of seasonality?

MATT BOND: We don’t, we don’t have that guidance for you today, that level of detail. Steve, you know it’s a choppy business.

STEVE UNGER: Right.

MATT BOND: And I have seen everyone’s numbers out there. I can tell you they don’t look out of whack with our thinking.

STEVE UNGER: Okay.

MATT BOND: For this call today we’re not going to drill down to that level of detail.

STEVE UNGER: Okay. That’s great. I’ll pass the call off to somebody else and thank you very much.

OPERATOR: The next question is from Dave Windley with Jefferies & Company. Please go ahead.

DAVE WINDLEY: Thanks. Good morning, guys. Wanted to clarify, Matt, the bookings numbers or maybe Pat. I can’t remember which one of you gave them. But the bookings numbers were the $160+ million was a gross wins number, correct?

MATT BOND: Yes.

PAT DONNELLY: Yes.

DAVE WINDLEY: And then cancels subtract from that? And then the $50 million number is there any, I mean you’ve clearly said that the majority or a large percentage of that really kicks in in 2007. But there is some revenue beginning to be earned now. Is there a way to quantify, say, a normalized amount of net wins that are backlog and packed full for the next twelve months or something like that?

PAT DONNELLY: I think if you take the figure that we gave you regarding the $50 million, and were to reduce that off the total, I think it is probably more of the normal run rate for PRA.

DAVE WINDLEY: Okay.

PAT DONNELLY: But needless to say there’s some traditional give and takes on that.

DAVE WINDLEY: Sure. So that can become the normalized comparator going forward? Pat, there have been some comments by your competitors about ebb and flow of proposal volume. You gave a 22% up number for all of 2004. How do — can you give us some sense as to what ebb and flow you saw? I mean late summer seemed to be a slow period for a number of the competitors and the fourth quarter seemed to pick up. Is that consistent with your experience?

PAT DONNELLY: That’s consistent with what we saw as well.

DAVE WINDLEY: And any qualitative factors that you think were driving that scene’s seasonality?

PAT DONNELLY: Nothing that I would say is a long-term trend. I think a lot of it was just we’re seeing the starting to see the fruits of a lot of things coming out of pre-clinical and Phase I.

DAVE WINDLEY: Okay. So you see some noticeable lift in Phase II A type activity?

PAT DONNELLY: We saw a noticeable lift in II and III.

DAVE WINDLEY: Two and three, okay. In terms of therapeutics, oncology is clearly key for you guys. In asking around, oncology is also such a big pipeline area right now that a lot of people claim to have oncology near the top of their therapeutic list. Can you talk a little bit about how you see the CRO competitive landscape stacking up in some of the top therapeutic categories like yours and then just in the industry broadly?

PAT DONNELLY: Well I never want to speak for some of my competitors, but we believe that we are the preeminent CRO in oncology. And we’ve proven that by a number of compounds as we’ve talked about being invested in Velcaide, that we assisted in bringing to the market last year. We’re starting to see continuing efforts in those areas. And it continues to fuel a lot of our new business awards. As it relates to central nervous system, I think once again we’re one — we are one of the leaders in that area. Our principle competitor that we see in those therapeutic areas is predominantly both PPD and Quintiles.

DAVE WINDLEY: Yes.

PAT DONNELLY: And those are the two major areas. In cardiovascular it’s probably a broader competitive landscape.

DAVE WINDLEY: Yes.

PAT DONNELLY: And then we’re in our respiratory area we, as far as one of the core therapeutic areas that we’re in, we once again see PPD.

DAVE WINDLEY: Okay. Okay. In, I want to drill into the broad program. I know you’re probably handcuffed on confidentiality on a lot of it, but I’m very curious about how the full program or whole program, as you called it, would be defined across that time horizon. I mean are you doing, are we defining that in doing Phase II and Phase III and the customer willing to sit down and contract for all of that this early in the process? Or does it even become more comprehensive than that in that you are managing all aspects, data management, trial management, central lab, regulatory, all of these other pieces including some pieces that you may not have under your own umbrella?

PAT DONNELLY: The latter statement is current.

DAVE WINDLEY: Okay. Interesting.

PAT DONNELLY: And what we’re seeing, especially in oncology because of our expertise, is more and more of that. And we’re really out there offering that service.

DAVE WINDLEY: Okay. And then as a final strategic question, what does that, how does that influence your thinking about your acquisition strategy?

PAT DONNELLY: Well, I think, as we’ve always talked about our acquisition strategy, we’re always looking to augment not only additional therapeutic expertise but to, and other services, all of the regulatory capabilities that we’re looking at currently, but also to expand geographically. As we discussed on the road show, we want to continue to expand in Asia and South America. And are looking potentially at, as I think you’ve paraphrased in one of your write-ups, some tuck-in acquisitions there.

DAVE WINDLEY: Okay, great, my congratulations as well.

PAT DONNELLY: Thanks a lot.

DAVE WINDLEY: Have a great weekend. You need it, I’m sure.

PAT DONNELLY: Oh, it’s just begun.

OPERATOR: The next question is from John Kreger with William Blair. Please go ahead.

JOHN KREGER: Thanks. I know your audit isn’t done, but are you able to quantify backlog at this point for 12/31?

PAT DONNELLY: John, not yet. We’ve developed a disclosure policy that we want to have our auditors signed off the numbers and revenues, service revenues, a function of that backlog. So when that’s finished on February 23rd, we’ll have all that data for you.

JOHN KREGER: Okay. Matt, I think you said that the coverage is kind of in line with your historical norms. Can you expand on that just a little bit? Is normal perhaps two-thirds or three-quarters?

MATT BOND: The guidance that we’ve put out in the road show is on a future, on an aged backlog or a future 12-month service revenue. About 70% of that is in our backlog. I don’t have that number to tell you today. We will have that on the 23rd. But I don’t have any evidence that cautions you against that number. How about that?

JOHN KREGER: Okay. Thanks. If you look at where you ended the year in terms of bookings, do you expect any changes in the mix of your business over the next year either from a functional perspective or from a client perspective? In other words, would you expect the biotechnics, perhaps, to trend up? Do you expect your top five client concentration numbers to change, things like that?

PAT DONNELLY: Yes, I think we’re continuing to see the growth of biotech. It’s an area where we’ve always targeted. I think, as I mentioned earlier, we’re starting to see the fruits of that effort. The other side is we see a strong pipeline of R&D spending in oncology and CNS. And we think we’re positioned well to take advantage of that. So I think if you mirror those two or lay those two over each other, you’re seeing a strong biotech opportunity.

JOHN KREGER: And, Pat, how about the top-five client mix? Would you expect much of a change as we move— ?

PAT DONNELLY: We’re always going to see a little movement as we’ve always discussed, but I think the top five will continue to be the top five. Now who’s number two and who’s number five may change.

JOHN KREGER: Okay. And then a different question, as you look out through the year, as Steve mentioned, around 12% revenue growth, it sounds like, is your expectation. What kind of head count changes do you expect? Should we anticipate about a 12% trend there as well?

PAT DONNELLY: Well, as Matt pointed out we’re going to continue to leverage our SG&A side. I think from an operating head count in order to perform the work I think that’s consistent. From an SG&A breakout it’s a smaller number. That said, based on the ratios of kind of where we have staff, I think a 10% head count growth is probably appropriate.

JOHN KREGER: Okay, great. And then one last question, just to clarify the guidance that you have provided does not include any acquisitions except perhaps one very small one that you’re working on now. Is that correct?

PAT DONNELLY: Correct.

JOHN KREGER: Perfect. Thanks very much.

PAT DONNELLY: Thank you.

OPERATOR: The next question is from Kevin Berg with CSFB. Please go ahead.

KEVIN BERG: Yes, thanks guys. Can you talk a little bit about how you are able to provide guidance for 2006? Obviously you said your backlog you have varied, pretty good visibility it looks like over twelve months. But 2006 is obviously much further out. And I guess along with that you talk about your backlog expectations for 2005. Should that increase with revenue?

MATT BOND: Let me take the 2006 comment, Kevin. We’ve based that upon our historical trends. We’ve looked at our closed contracts over the last three years, our cancellation rates. Done a little bit of math to come up with projected backlog levels, worked through our head count matrices, and feel comfortable with the range that we have there. As you know, this is a business that we need to replace every day. And selling is the most important thing everyone does at PRA. So it is predicated upon a requisite level of closed contracts.

KEVIN BERG: And in terms of 2005 backlog growth, can you talk about that a little bit, what your expectations are there?

MATT BOND: It’s going to be in that 14% to 12% to 16% range.

KEVIN BERG: And in terms of the competitive environment, what changes have you, are you seeing now? What do you anticipate in the 2005 year do you expect? It seems to us that pharma company the biotechs are looking for fewer providers that would be giving you more revenue. That may be evidenced by your big $50 million win. Is that what you’re seeing in the marketplace?

PAT DONNELLY: I think that, as we talked on the road show, the major competitive situation that we’re seeing is probably along terms. And that’s one of the reasons why Matt outlined that our DSO guidance, we’re probably going to see some cash flow aspects there. Other than that, pricing seems to be consistent. But we’re seeing probably more issues as it relates to terms.

KEVIN BERG: And it’s in the longer, your larger contracts, and the $50 million contract, I assume there’s some pricing give up there. It’s not — I assume it’s a lower margin than your average business?

PAT DONNELLY: On that product service offering we’ve been able to hold consistent pricing.

KEVIN BERG: Okay. Thanks a lot.

PAT DONNELLY: Thank you.

OPERATOR: We have follow up question from Dave Windley with Jefferies & Company. Please go ahead.

DAVE WINDLEY: I wanted to ask one more follow up on Kevin’s. Matt, generally speaking, your experience in backlog, I’m assuming, is like others in that contracts continue to get bigger and longer. And so bookings growth and backlog growth is generally going to need to outpace your expected revenue growth by a couple of percentage points. Is that a fair assumption?

MATT BOND: Yes, a couple of percentage points and on the low range of a couple.

PAT DONNELLY: I think, Dave—

DAVE WINDLEY: Yes, go ahead.

PAT DONNELLY: This is Pat Donnelly. I think the other thing that you well know as well as anybody, I mean, the key thing, which is difficult in this industry, is cancellations.

DAVE WINDLEY: Sure.

PAT DONNELLY: And that’s really where the management aspect of this business plays in. And keeping attune to your change orders as well, Dave, as you know. That’s something that we take a lot of pride in executing.

DAVE WINDLEY: Right. And on that point, Matt, remind me how you report change orders? You do include those as effective new business in the period. Is that right?

MATT BOND: Correct.

DAVE WINDLEY: Okay. Thanks.

OPERATOR: We have a follow up question from Steve Unger with Baird Stearns. Please go ahead.

STEVE UNGER: Hi, just a quick follow up. What’s your expectations for the Phase I clinic in 2005?

PAT DONNELLY: Our Phase I clinic had record closes in 2004. I think, as most of you know, the clinic was dark in the fourth quarter of ‘04 as we invested about $500,000 in totaling renovating that area. We’ve seen a significant increase in new business awards. I think some of that is a reflection of the EU directive as some of the work is coming back to North America. I anticipate us to have pretty good growth in Phase I in 2005, which would probably be about 200 basis points ahead of our guidance for as a company.

STEVE UNGER: Okay. And is that going to be a moneymaking business in 2005, your expectation?

PAT DONNELLY: Yes.

STEVE UNGER: Okay. And then, Matt, you mentioned stock options. I wasn’t quite sure, are we is the plan to Pro Forma out the stock option expense going forward? Is that— ?

MATT BOND: Yes. Our plan is to adopt it as required. And I believe that’s for the quarter commencing in the third quarter of this year. And then we will give you guys enough direction to see it with and without.

STEVE UNGER: Okay. But the guidance that you provided today excludes the stock option expense?

MATT BOND: Correct.

STEVE UNGER: Okay. Okay, thank you.

OPERATOR: There are no additional questions in the queue at this time, sir.

PAT DONNELLY: Okay. Well I want to thank you for taking part in our inaugural call today. No pun intended since we’re based in Washington. And we look forward to talking to all of you on Wednesday, February 23rd for our fourth quarter and year-end earnings call. Thanks a lot.

OPERATOR: Ladies and gentlemen, this concludes your conference. You may now disconnect. Good day.